Exhibit 23.1

                       MURRELL, HALL, McINTOSH & Co., PLLP
                          Certified Public Accountants

                         2601 NW Expressway, Suite 800 E
                             Oklahoma City, OK 73112
                   Office: (405) 842-4420 Fax: (405) 842-3776



Quest Resource, Inc.
Oklahoma City, Oklahoma

As independent accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-74560 and 333-70431) of Quest Resource Corporation of our report dated August 18, 2004, relating to the audited statements of revenue and operating expenses of Devon Oil and Gas Property Acquisition of December 22, 2003 by Quest Cherokee, LLC which has been filed as an exhibit to Quest REsource Corporation's Form 8-K/A Amendment No. 1 dated January 6, 2004.

                              /s/Murrell, Hall, McIntosh & Co., PLLP

                              MURRELL, HALL, McINTOSH & CO., PLLP

Oklahoma City, OK
September 17, 2004